Exhibit 99.1


                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700


Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253


                              For immediate release

                   C&D Technologies Reports Financial Results

                          for First Quarter Fiscal 2006

BLUE BELL, PA, June 7, 2005 -- C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced financial results for the first quarter ended April 30, 2005. For the quarter, the company lost $1.7 million, or seven cents per share, including one time costs for executive severance and associated chief executive officer search fees which negatively impacted first quarter operating results by $2.4 million on a pre-tax basis, or six cents per share. The one cent loss from operations fell within the guidance provided by the company in March of this year. The loss for the quarter compares to net income of $2.0 million, or eight cents per share, in the prior year's first quarter. Net sales for the quarter were $122.8 million, a 43% increase from the prior year's first quarter sales of $85.8 million,
primarily   attributable  to  companies  acquired  during  fiscal  2005.

George MacKenzie, interim president and chief executive officer of the company, said, "The entire C&D team continues to be intensely focused on addressing and correcting the operational issues that contributed to our recent sub-par financial performance. To that end, we are both ensuring we have necessary staffing in place at key locations and evaluating the effectiveness of certain internal processes. Additionally, we are dealing with increased lead costs through both selective price increases and prudent hedging of a portion of our future lead requirements."

C&D Technologies' fiscal 2006 first quarter operating results from its reporting segments were as follows:

Standby Power - Sales were $60.5 million in the first quarter, down slightly from $60.9 million in the prior year's first quarter. The government, cable TV and mobility markets were strong during the first quarter, while the UPS, telecom and control markets were modestly weaker than the prior year. Operating income for the segment decreased to $2.2 million from $5.4 million in the first quarter of fiscal 2005, reflecting higher raw material costs (principally lead) of $2.3 million and increased G&A expense relating to the segment's share of executive severance costs of $898,000 mentioned above.

Power Electronics - Sales increased 333% to $48.4 million from $11.2 million in the prior year's first quarter. Companies acquired during fiscal 2005 (Celab, Datel and CPS) contributed revenues of $37.5 million during the quarter. For the legacy Power Electronics business, sales declined 2.9%, to $10.9 million, from $11.2 million in the first quarter of fiscal 2005. The operating loss for this segment during the first quarter of $918,000 included $709,000 of its portion of executive severance costs mentioned above. This compares to an operating profit of $291,000 in the first quarter of fiscal 2005.

Motive Power - Sales increased slightly in the first quarter to $13.9 million from $13.7 million in the prior year's first quarter. Nonetheless, the division's operating loss increased to $2.4 million, from $1.8 million in last year's first quarter, primarily reflecting higher raw material costs of $506,000 and its allocated share of $471,000 for the executive severance costs.

In commenting on the outlook for the second quarter, Mr. MacKenzie indicated, "our backlog improved in all three of our business segments. Most notably, the Standby Power Division experienced increased orders from customers in UPS, cable television as well as telecommunications markets. Company-wide, we are working to improve overall customer satisfaction and continuing to emphasize better execution in order to address those issues that hindered our recent financial performance. As a result, the second quarter is anticipated to reflect a slight improvement in sales, along with better bottom line results, and we believe that second quarter earnings will be in the range of one to three cents per share, assuming lead pricing remains stable during the quarter."

C&D Technologies will hold a conference call on Wednesday, June 8, 2005 at 8:30 AM Eastern Daylight Time to discuss these results. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 2:00 PM and will remain available until midnight on Wednesday, June 22, 2005. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 6894212 to access the replay.

A simultaneous webcast of the conference call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until Wednesday, June 22, 2005.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except for per share data)
                                  (Unaudited)



                                                        Three months ended
                                                            April 30,
   Summary of operations                               2005             2004
                                                       ----             ----

   Net sales                                         $122,821          $85,805

   Gross profit                                        21,751           16,541

   Selling, general and
     administrative expenses                           16,679           10,034

   Research and development
     expenses                                           6,213            2,669

   Operating (loss) income                             (1,141)           3,838

   (Loss) income before income taxes
     and minority interest                             (3,459)           2,991

   (Loss) income before minority
      interest                                         (1,808)           1,884

   Net (loss) income                                   (1,709)           2,004

   Basic (loss) earnings per share                      (0.07)            0.08

   Diluted (loss) earnings per share                    (0.07)            0.08


   Weighted average shares
     outstanding:
            Basic                                      25,346           25,399
            Diluted                                    25,346           25,585

   Other financial data

   Operating cash flow                                  2,673            2,628

   Depreciation and amortization                        6,098            5,517

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL INFORMATION (CONT.)
                             (Dollars in thousands)
                                   (Unaudited)



   Selected Balance                         April 30,             January 31,
   Sheet data                                 2005                    2005
                                              ----                    ----

   Total cash                               $ 21,720               $ 26,855

   Total assets                              479,907                481,408

   Total debt                                134,839                136,878

   Total equity                              207,474                209,328